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                                                                EXHIBIT 23(l)(2)

                               PURCHASE AGREEMENT


          The Kent Funds (the "Trust"), a Massachusetts business trust, and Kent Funds Distributors, Inc. ("KFDI") hereby agree as follows:

          1.        The Trust hereby offers KFDI and KFDI hereby purchases one
(1) share of the Advisor class of the Kent Canterbury Fund at $10.00 per share, one (1) share of the Advisor class of the Kent Cascade Fund at $10.00 per share, one (1) share of the Advisor class of the Kent Science and Technology Fund at $10.00 per share, and one (1) share of the Institutional class of the Kent Science and Technology Fund at $10.00 per share. The shares are the "initial shares" of the Advisor class of the Kent Canterbury Fund, the Advisor class of the Kent Cascade Fund, the Advisor class of the Kent Science and Technology Fund, and the Institutional class of the Kent Science and Technology Fund. KFDI hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the shares, and the Trust hereby acknowledges receipt from KFDI of funds in the amount of $40.00 in full payment for the shares.

          2. KFDI represents and warrants to the Trust that the shares are being acquired for investment purposes and not for the purpose of distribution.

          3. KFDI agrees that if it or any direct or indirect transferee of the shares redeems the shares prior to the fifth anniversary of the date of the Fund's commencement of operations, KFDI will pay to the Trust an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by KFDI or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

          4. The Trust represents that a copy of its Restatement of Declaration of Trust, dated May 1, 1990, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts.

          5. The names "The Kent Funds" and "Trustees of The Kent Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Restatement of Declaration of Trust dated May 1, 1990, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Kent Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.





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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 3rd day of July, 2000.

                                                THE KENT FUNDS



                                                By: /s/ James F. Duca, II
                                                   ------------------------
                                                Name: James F. Duca, II
                                                Title: President


                                                KENT FUNDS DISTRIBUTORS, INC.



                                                By: /s/ R. Jeffrey Young
                                                   ------------------------
                                                Name: R. Jeffrey Young
                                                Title: Supervising Principal